Exhibit 10.32

Summary of Director Compensation

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Company’s board of directors (“Board”). In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties and comparative data regarding director compensation of our peers.  Michael L. Scudder (our President and Chief Executive Officer) does not receive compensation for serving as a member of the Board.  The following summarizes our annual compensation for non-employee directors for the 2012 year:

CASH COMPONENT*

Description	Amount
An annual cash fixed retainer for each non-employee director	$40,000
An additional annual fixed retainer for the Audit Committee Chair	$10,000
An additional annual fixed retainer for each member of the Audit Committee (excluding Audit Chair)	$4,000
An additional annual fixed retainer for the Compensation Committee Chair	$7,000
An additional annual fixed retainer for the Nominating and corporate Governance Chair	$7,000
An additional annual fixed retainer for the Board Chair	$100,000

EQUITY COMPONENT

The aggregate dollar value of the equity component of annual non-employee director compensation is based on $42,000 for each director, and then divided by the average of the high and low sale price of one share of our Common Stock on the date of grant as reported by the Nasdaq Stock Market.

*

Each annual retainer is paid in equal quarterly installments in arrears. Payment of each annual retainer is contingent upon the director’s service during the preceding quarter. We also reimburse our directors for any Board and committee attendance-related expenses.